UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2015

LION BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

NEVADA
(State of Incorporation)

000-53127	75-3254381
(Commission File Number)	(I.R.S. Employer Identification No.)

21900 Burbank Blvd., Third Floor, Woodland Hills, California	91367
(Address of Principal Executive Offices)	(Zip Code)

(818) 992-3126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01             Entry into a Material Definitive Agreement

On August 5, 2011, Lion Biotechnologies (“we” or “us,”) entered into a Cooperative Research and Development Agreement (“CRADA”) with the National Institutes of Health and the National Cancer Institute (NCI), pursuant to which we are currently supporting the in vitro development of improved methods for the generation and selection of autologous tumor infiltrating lymphocytes (TIL), are developing approaches for large-scale production of TIL, and intend to conduct clinical trials using these improved methods of generating TIL for the treatment of metastatic melanoma. On January 22, 2015, we executed an amendment (the “Amendment”) to the CRADA to include four new indications. As amended, in addition to metastatic melanoma, the CRADA now also includes the development of TIL therapy for the treatment of patients with bladder, lung, triple-negative breast, and HPV-associated cancers. Under the Amendment, the NCI also has agreed to provide us with samples of all tumors covered by the Amendment for performing studies related to improving TIL selection and/or TIL scale-out production and process development.

To fund the NCI’s expanded development efforts and support, the annual payments we are required to make to the NCI have increased from $1 million to $2 million, to be paid in quarterly installments of $500,000. The first quarterly installment of a prorated amount is due within thirty (30) days of the effective date of the Amendment.

Item 9.01             Financial Statements and Exhibits

(d)          Exhibits

Filed as part of this report is the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: January 26, 2015	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cooperative Research and Development Agreement for the Development and Evaluation of the NCI Proprietary Adoptive Cell Transfer Immunotherapy Using Tumor Infiltrating Lymphocytes in Patients with Metastatic Melanoma, Bladder, Lung, Triple-negative Breast, and HPV-associated Cancers, Utilizing Lion Biotechnologies, Inc.’s Business Development Expertise in Adoptive Cell Transfer Immunotherapy, executed by Lion Biotechnologies, Inc. on January 22, 2015.